FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
February 23, 2021	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FULL-YEAR AND FOURTH QUARTER 2020 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2020.

The FHLBNY’s net income for 2020 was $442.4 million, a decrease of $30.2 million, or 6.4 percent, from net income of $472.6 million for 2019, primarily due to declines in fair values on derivatives in economic hedges partially offset by gains on trading account securities held for liquidity and higher operating expenses driven by investments to enhance the FHLBNY’s technology capabilities. These reductions were partially offset by higher net interest income due to larger average advances balances sustained during the year, favorable funding spreads and prepayment fees on advances. The FHLBNY’s return on average equity (“ROE”) for 2020 was 5.59 percent, compared to ROE of 6.53 percent for 2019.

In the fourth quarter of 2020, the FHLBNY earned $98.6 million in net income, a decrease of $29.7 million, or 23.2 percent, from net income of $128.3 million for the fourth quarter of 2019. The reduction in income in the fourth quarter of 2020 was driven by declines in fair values on trading account securities held for liquidity and an increase in non-interest expense, partially offset by higher net interest income. The FHLBNY’s ROE for the fourth quarter of 2020 was 5.23 percent, compared to ROE of 7.08 percent for the fourth quarter of 2019.

“Throughout 2020, as the pandemic and resulting health and economic crises impacted virtually every level of every community across the country, the Federal Home Loan Bank of New York served as a stable and trusted partner to our members and the communities we serve to help them face the enormous challenges experienced over the year,” said José R. González, president and CEO of the FHLBNY. “From record advance growth at the onset of the crisis in March 2020 to the rollout of our Small Business Recovery Grant Program and the launch of our 2020 Affordable Housing Program and Homebuyer Dream Program® rounds throughout the year, we were proud to serve as a dependable provider of liquidity and community support amid as difficult an operating environment as we have ever encountered. These challenges are expected to continue in 2021, but, in the year ahead, our members can continue to expect a stable and reliable funding partner, a strong supporter of the communities we serve, and a dedicated team that is focused on delivering the full value of membership to our membership every day.”

As of December 31, 2020, total assets were $137.0 billion, a decrease of $25.1 billion, or 15.5 percent, from total assets of $162.1 billion as of December 31, 2019. As of December 31, 2020, advances were $92.1 billion, a decrease of $8.6 billion, or 8.6 percent, from $100.7 billion as of December 31, 2019. Average advances balances were $107.7 billion in 2020, $12.1 billion or 12.6% higher than the average advances balance level of $95.6 billion in 2019. A decrease in liquidity investments also contributed to the decline in total assets.

As of December 31, 2020, total capital was $7.3 billion, a decrease of $0.2 billion from total capital of $7.5 billion at December 31, 2019. The FHLBNY’s retained earnings increased during 2020 by $108.6 million to $1.9 billion as of December 31, 2020, of which approximately $1.1 billion is unrestricted retained earnings and $0.8 billion is restricted retained earnings. At December 31, 2020, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $49.2 million from its 2020 earnings for its Affordable Housing Program, a decrease of $3.4 million, or 6.4 percent, from the Affordable Housing Program allocation in 2019.

The FHLBNY will publish its 2020 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed on or about March 19, 2021.

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Federal Home Loan Bank of New York
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

SELECTED BALANCE SHEET ITEMS
	December 31,	December 31,	Percent
	2020	2019	Change

Advances (principal)	$ 92,067	$ 100,695	-9%
Mortgage loans held for portfolio (principal)	2,900	3,173	-9%
Total investments	39,748	56,892	-30%
Total assets	136,996	162,062	-15%

Consolidated Obligations	127,375	152,723	-17%
Capital stock	5,367	5,779	-7%
Total retained earnings	1,909	1,801	6%
AOCI	(20)	(48)	58%
Total capital	7,256	7,532	-4%

Capital-to-assets ratio (GAAP)	5.30%	4.65%
Capital-to-assets ratio (Regulatory)	5.31%	4.68%

OPERATING RESULTS

	Quarter Ended December 31			Year Ended December 31,
			Percent			Percent
	2020	2019	Change	2020	2019	Change

Total interest income	$ 337	$ 829	-59%	$ 1,934	$ 3,781	-49%
Total interest expense	147	665	-78%	1,181	3,114	-62%
Net interest income	190	164	16%	753	667	13%
Provision for credit losses	(2)	-	NM	4	-	NM
Non-interest income (loss)	(22)	26	-185%	(51)	34	-250%
Non-interest expense	61	48	27%	207	176	18%
Affordable Housing Program
assessments	11	14	-21%	49	52	-6%
Net income	$ 98	$ 128	-23%	$ 442	$ 473	-7%

Return on average equity	5.23%	7.08%		5.59%	6.53%
Return on average assets	0.27%	0.34%		0.28%	0.32%
Net interest margin	0.52%	0.44%		0.48%	0.46%

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of December 31, 2020, the FHLBNY serves 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.